FOR IMMEDIATE RELEASE

Company Contacts:	Nelson M. Sims
President & CEO
Dennis W. Genge
Chief Financial Officer
Novavax, Inc.
301-854-3900

Communications Contacts:	Alison Ziegler — General
Julie Tu — Investors
212-445-8300
Cynthia Martin — Media
312-640-6741
Financial Relations Board

NOVAVAX, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2003 RESULTS
Prepares for Second Quarter Launch of ESTRASORB®

COLUMBIA, MD, MARCH 10, 2004 — NOVAVAX, INC. (NASDAQ: NVAX) today announced financial results for the fourth quarter and year ended December 31, 2003.

Total revenues for the fourth quarter of 2003 rose 62% to $4.0 million compared to fourth quarter 2002 revenues of $2.5 million. Revenues for the fourth quarter included $3.7 million of product sales compared to $2.0 million of product sales in the prior year period, an 85% increase. Product sales during the quarter increased across all of the Company’s product lines. In particular, sales benefited from the introduction of the Company’s two new prenatal vitamin products. Revenue from research and development contracts with the National Institutes of Health and other government agencies decreased to $284,000 in the quarter from $328,000 in the fourth quarter of 2002.

For the year ended December 31, 2003, total revenues were $11.8 million compared to total revenues of $15.0 million for the prior year, a decline of $3.2 million, or 21%. Product sales for the year were $10.2 million, a decline of $2.6 million. This decrease was primarily due to a decline in prenatal vitamin revenues resulting from the effects of generic competitive pressure against the Nestabs products, partially offset by higher sales of Gynodiol™, an oral form of estrogen therapy, and the fourth quarter introduction of a new line of prenatal vitamins. Revenues for 2003 also included $1.3 million from research and development contracts and $275,000 in milestone and licensing fees.

Operating expenses for the three months ended December 31, 2003 were $7.1 million, an increase of $517,000, or 8%, from $6.6 million in the same period in 2002. Selling and marketing costs were $1.7 million compared to $2.2 million incurred for the same period in 2002, a decrease of 22% or $497,000. While the year-over-year decline resulted from cost-cutting initiatives, these costs are expected to increase substantially in 2004 due to marketing and selling expenses associated with the upcoming ESTRASORB launch. General and administrative expenses in the quarter were $2.4 million compared to $2.0 million for the fourth quarter of 2002, an increase of 19%. This increase was primarily due to recent additions of senior management personnel to support the upcoming launch of ESTRASORB, as well as increased third party costs as compared to 2002. Research and development expenses were $2.3 million in the fourth quarter of 2003 compared to $1.7 million in the prior year period, an increase of 42%. This increase was due to the additional costs being incurred for our manufacturing facility in Philadelphia in preparation of our product launch of ESTRASORB, offset by a decrease in clinical trial expenses. In order to improve efficiencies and consolidate operations, during the fourth quarter we also moved our St. Louis packaging and distribution operations, which will provide cost savings in 2004.

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NOVAVAX, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2003 RESULTS

Operating expenses for the year ended December 31, 2003 were $27.8 million, a decrease of $8.7 million, or 24%, from $36.6 million in 2002 resulting from the Company’s planned reduction in spending and its preservation of capital in conjunction with the delayed approval of ESTRASORB in 2002. Selling and marketing expenses were $7.8 million compared to $12.8 million for the prior year, a decrease of 39%. General and administrative expenses in the year were $7.9 million versus $8.7 million for 2002, a decrease of 8%. Research and development expenses were $10.1 million compared to $11.5 million in the prior year, a decrease of $1.4 million, or 13%.

The net loss for the fourth quarter of 2003 was $3.1 million, or $0.10 per share, compared to a net loss of $4.3 million, or $0.18 per share, for the fourth quarter of 2002. The decrease in the net loss was primarily related to the reduction in operating expenses as well as the increase in revenue. Average shares outstanding for the quarter were 32.3 million compared to 24.7 million in 2002, primarily due to the private placement of 4.75 million shares in February 2003 and the public offering of 4.5 million shares in November 2003. The net loss for 2003 was $17.3 million, or $0.58 per share, compared to a net loss of $22.7 million, or $0.93 per share, for the prior year.

Nelson M. Sims, President and Chief Executive Officer of Novavax, stated, “We are pleased with our accomplishments in the fourth quarter both in terms of the financial performance of our existing product portfolio, as well as our preparation for the introduction of ESTRASORB. Since FDA approval in October, we have made considerable progress towards an expected product launch in the second quarter of 2004. Our manufacturing plant is substantially validated and we are building inventory. Our sales and marketing team is in place and we are increasing our sales force to support our physician education and product sampling campaign. We also raised $25.9 million of cash in the fourth quarter as a result of a successful public stock offering. At December 31, 2003 we had cash of $27.6 million, which we believe will be sufficient to take us through the launch period.

“While ESTRASORB will provide us with a new revenue stream and will complement our portfolio of women’s health products, more importantly, it validates our proprietary micellar nanoparticle (MNP) drug delivery platform. Based on our experience with ESTRASORB, we are confident that we will further utilize this technology to expand our product offerings. We have a two pronged approach as we move forward with the commercialization of our MNP platform. First, we will look to prioritize and advance our internally developed hormone product candidates. Second, we will target drugs that address large markets and could benefit from delivery via a lotion-like emulsion. Our business development team is preparing to reach out to pharmaceutical companies and is specifically targeting analgesics, central nervous system drugs and anti-inflammatory agents that are either losing their patent protection or where a portion of the patient population is experiencing difficulties associated with oral delivery.

“On the vaccine front, we welcomed Dr. Gale Smith to Novavax in January 2004 as our Vice President, Vaccine Development. Gale is an authority on vaccines and on the insect cell technology used in many of our vaccine candidates. Gale is currently reviewing our vaccine portfolio and will help us prioritize our investment in this area. We continue to be excited about the potential for our HIV vaccine program, which utilizes our proprietary virus-like particle platform technology, as well as smallpox, SARS, papilloma, influenza, and E-selectin tolerogen for the prevention of stroke.”

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NOVAVAX, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2003 RESULTS

Mr. Sims concluded, “This is an exciting time for Novavax. During 2004 we will focus on maximizing the commercial impact of ESTRASORB, leveraging our MNP delivery platform to move additional products into the clinic, building upon our development, manufacturing and marketing capabilities, and expanding our product lines through the acquisition of new products or technologies. Importantly, we now have the people in place to execute on this plan. I look forward to updating you on our progress.”

Novavax will hold a conference call at 10:00 AM ET on Thursday, March 11, 2004 to discuss its financial results and continuing business plans. Interested parties are invited to listen to the call live over the Internet at www.novavax.com, www.fulldisclosure.com or by dialing 800-218-0204. International participants should call (303) 262-2211. For interested individuals unable to join the call, a replay of the teleconference will be available on www.novavax.com and www.fulldisclosure.com. A replay will also be available until March 18, 2004, by dialing 800-405-2236 or (303) 590-3000, passcode 569412.

About Novavax
Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on women’s health and infectious diseases. Novavax sells, markets, and distributes a line of prescription pharmaceuticals through its specialty sales force calling on obstetricians and gynecologists throughout the United States. Products include Nestabs®, NovaNatal® and NovaStart®, a line of prescription prenatal vitamins, Gynodiol® (estradiol tablets, USP), an oral form of estrogen therapy, AVC™ Cream (sulfanilamide vaginal cream) for vaginal infections and Analpram HC®, a prescription corticosteroid and antipruritic product for hemorrhoids. Novavax’s micellar nanoparticle technology involves the use of patented oil and water emulsions that it believes can be used as vehicles for the topical delivery of a wide variety of drugs and other therapeutic products, including hormones. In addition to ESTRASORB®, its recently approved topical emulsion for estrogen therapy, Novavax has several product candidates utilizing this technology in human clinical trials or in pre-clinical development, including ANDROSORB™, a topical testosterone emulsion that has completed two Phase I clinical trials. Novavax has other drug delivery technologies, such as its Novasome® and Sterisome® technologies, that are being utilized to develop other products. Novasomes are used as adjuvants to enhance vaccine effectiveness. Sterisomes are being used for, among other things, subcutaneous injections that can deliver long-acting drug effects. In addition, Novavax conducts research and development on preventative and therapeutic vaccines and proteins for a variety of infectious diseases, including smallpox, HIV, SARS, papilloma, influenza, and E-selectin tolerogen for the prevention of stroke.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2002 and Form 10Q for the quarter ended September 30, 2003, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Forms 10K and 10Q. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC at www.sec.gov.

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NOVAVAX, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2003 RESULTS

NOVAVAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share data)

	Three months ended		Year ended
	December 31,		December 31,
		2002		2002
	2003	(Restated)	2003	(Restated)
	(Unaudited)		(Unaudited)
Revenues
Product sales	$3,701	$2,034	$10,209	$12,809
Contract research and development	284	328	1,301	971
Milestone and licensing fees	63	137	275	1,225

Total revenues	4,048	2,499	11,785	15,005
Operating costs and expenses:
Cost of sales	673	732	2,057	3,559
Research and development	2,345	1,652	10,058	11,501
Selling and marketing	1,717	2,211	7,790	12,848
General and administrative	2,373	1,996	7,934	8,655

Total operating expenses	7,108	6,591	27,839	36,563

Loss from operations	(3,060)	(4,092)	(16,054)	(21,558)

Interest expense, net	(23)	(253)	(1,219)	(1,139)

Net loss	$(3,083)	$(4,345)	$(17,273)	$(22,697)

Basic and diluted loss per share	$(0.10)	$(0.18)	$(0.58)	$(0.93)

Basic and diluted weighted average number of common shares outstanding	32,342,478	24,665,989	29,852,797	24,433,868

Selected Balance Sheet Data
	December 31, 2003 December 31, 2002
Cash and cash equivalents	$27,633	$3,005
Total current assets	32,062	6,242
Working capital	27,226	378
Total assets	84,159	57,505
Convertible notes	40,000	40,000
Total stockholders’ equity	35,944	8,073

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